Exhibit 8.1

February 27, 2015

Resource Capital Corp.

712 Fifth Avenue, 12th Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Resource Capital Corp. (the “Company”), a Maryland corporation, with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-195844), as amended by Post-Effective Amendment No. 1 to the Registration Statement (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, and to which this opinion is an exhibit. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, of the following securities having a proposed maximum aggregate offering price of $400,000,000:

(1) common stock, par value $0.01 per share (“Common Stock”);

(2) preferred stock, par value $0.01 per share (“Preferred Stock”);

(3) senior and subordinated debt securities, which may be convertible into Common Stock or Preferred Stock (“Debt Securities”);

(4) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”); and

(5) units to purchase one or more Debt Securities, shares of Common Stock, shares of Preferred Stock or Warrants, or any combination of the foregoing.

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Tax Considerations” in the Registration Statement.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Company included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

Ledgewood

A professional corporation